Exhibit 10.9

Execution Copy

MANAGEMENT CONSULTING AGREEMENT dated as of September 19, 2006, between ADDUS HEALTHCARE, INC., an Illinois corporation (the “Company”) and EOS MANAGEMENT, INC., a Delaware corporation (the “Consultant”).

The Company desires to avail itself, from and after the date hereof, of the management, advisory and corporate structuring expertise of the Consultant. The Consultant is willing to make such services, advice and expertise available to the Company on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Engagement.

The Company hereby engages the Consultant, and the Consultant hereby accepts such engagement, upon the terms and conditions set forth herein.

Section 2. Term.

The Consultant hereby agrees to provide the Services for the period (the “Term”) commencing on the date hereof and ending on the later of (i) the fifth anniversary of the date hereof or (ii) the date on which the Consultant or any Affiliates thereof no longer own, directly or indirectly, any Equity Securities (as defined in Addus Holding Corporation’s (“Holdings”) Restated Certificate of Incorporation dated as of the date hereof, as it may be amended, restated or otherwise supplemented from time to time (the “Charter”)) totaling five percent (5%) of the issued and outstanding Equity Securities of Holdings (on a fully diluted basis); provided, however, that upon the first to occur of (x) the consummation of a Sale of the Corporation (as defined in the Charter) in which the Contingent Payment Recipients receive the full amount of the Contingent Payments to which they are entitled pursuant to the terms and conditions of the Contingent Payment Agreement (in each case as defined in the Contingent Payment Agreement), or (y) a QIPO (as defined in the Charter), the Company shall have the option to terminate this Agreement prior to the expiration of the Term for an amount equal to the aggregate amount of all remaining Management Fees that would have been payable to the Consultant had the Agreement continued in effect through the fifth anniversary of the date hereof.

Section 3. Management Consulting Services.

During the Term, the Consultant shall advise the Company concerning any proposed financial transactions, acquisitions and other senior management matters related to the business, administration and policies of the Company, as the Company shall specifically and reasonably request by written notice to the Consultant, which notice shall specify the services requested by the Company and shall include all background material necessary for the Consultant to complete such services (collectively, the “Services”). The Services shall, in the reasonable discretion of the Consultant, be rendered by the Consultant in person, by telephone or other suitable communication. The Consultant shall be free of domination or control by the Company over the manner and time of rendering the Services hereunder, and the Company shall have no right to dictate or direct the details of the Services rendered hereunder. Without limitation of the foregoing, the Consultant shall, in its sole discretion, determine the one or more individuals (if any) employed or engaged by the Consultant (or one or more Affiliates thereof) who shall perform, for and on behalf of the Consultant, the Services to be performed by the Consultant hereunder. The Consultant shall (i) use its reasonable efforts to deal effectively with all matters which are the subject of the Services to be rendered by it hereunder and (ii) endeavor to further, by performance of the Services to be rendered by it hereunder, the policies and objectives of the Company. Pending receipt of written notice pursuant to the first sentence of this Section 3, the Consultant shall make itself available on a consulting basis to provide the Services contemplated herein.

Section 4. Relationships.

(a) The Consultant shall perform all Services that are contemplated to be performed by it hereunder as an independent contractor to the Company. No party hereto is an employee, agent or other representative of any other party hereto, and no party hereto has the authority to act for or to bind any other party hereto without the prior written consent of such other party. No employee of any party hereto shall be deemed to be an employee of any other party hereto. Nothing in this Agreement shall constitute or be construed as constituting or establishing any partnership or joint venture among or between all or any of the parties hereto for any purpose whatsoever.

(b) This Agreement shall in no way prohibit or limit the Consultant or any of its Affiliates from engaging in any other activities (including activities which might be in competition with the Company or any of its Subsidiaries).

(c) This Agreement shall in no way prohibit or limit the Company or any of its Affiliates from engaging one or more Persons other than the Consultant to advise the Company concerning any proposed financial transactions, acquisitions or other senior management matters related to the business, administration and policies of the Company.

Section 5. Consultant Fees.

(a) Management Fee. The Company shall pay the Consultant an annual fee of $350,000 (the “Management Fee”), payable quarterly in advance on each January 1, April 1, July 1 and October 1 (beginning October 1, 2006) during the Term and on the last day of the Term (or, in each case, if such date is not a Business Day, the next Business Day), in consideration for the Services performed by the Consultant during the Term. If payment of the Management Fee, or any portion thereof, is prohibited under the terms and conditions of the Credit Agreement, the payment of such amount shall be deferred (whereupon, interest shall accrue on a daily basis on such deferred amount, until paid, at the rate of eight percent (8%) per annum) until the first Business Day on which the payment of such deferred amount, together with the accrued but unpaid interest thereon, shall not be prohibited under the Credit Agreement (in which case the payment of such deferred amount, together with accrued but unpaid interest thereon, shall become due and payable on such date).

(b) Transaction Fee. Upon consummation of the transactions contemplated by that certain Stock Purchase Agreement dated as of September 19, 2006, by and among Addus

Holding Corporation, a Delaware corporation, Addus Management Corporation, a Delaware corporation, Addus Acquisition Corporation, a Delaware corporation, the Company, W. Andrew Wright, III, as the Sellers’ Representatives and certain Sellers listed therein, (as it may be amended, restated or otherwise supplemented from time-to-time, the “Purchase Agreement”), and in consideration of the services performed by the Consultant in connection with such transactions and the financing thereof, including, without limitation, (i) provision of standard investment banking services, (ii) finding sources of equity capital for such transactions and negotiating such equity financing, (iii) finding sources of debt capital for such transactions and negotiating such debt financing and (iv) negotiating the terms and condition of the Purchase Agreement, the Company shall pay the Consultant a transaction fee of $1,500,000.00.

(c) Expenses. The Company shall promptly pay (or reimburse) the Consultant for reasonable documented out-of-pocket expenses of the Consultant’s members, officers and employees in connection with the Services performed hereunder. All out-of-pocket expenses incurred by the Consultant solely in connection with the Consultant’s provision of Services pursuant to the terms of this Agreement shall be for the account of, and at the expense of, the Company.

Section 6. Indemnification.

(a) In addition to all rights and remedies available to any Indemnified Person (as defined herein) at law or in equity, the Company shall indemnify the Consultant, and its respective Affiliates, stockholders, officers, directors, employees, agents, representatives, counsel, successors and permitted assigns (collectively, the “Indemnified Persons”) and save and hold each of them harmless against and pay on behalf of or reimburse each of them as and when incurred for any Loss which any such Indemnified Person may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of: (i) any material non-fulfillment or breach by the Company of any covenant or agreement under this Agreement; (ii) the performance by the Consultant of the Services; or (iii) the execution, delivery and performance by the Company or the Consultant of this Agreement.

(b) Notwithstanding the foregoing, upon a judicial determination or a determination in an arbitration proceeding which is final and no longer appealable that the act or omission giving rise to the indemnification of an Indemnified Person pursuant to this Section 6 resulted primarily out of or was based primarily upon the Indemnified Person’s gross negligence, fraud or willful misconduct (unless such action or omission was based upon the Indemnified Person’s reliance in good faith upon any of the representations, warranties, covenants or agreements made by the Company herein), the Company shall not be responsible for any Loss sought to be indemnified in connection therewith, and the Company shall be entitled to recover from the Indemnified Person all such amounts previously paid in full or partial satisfaction of such indemnity with interest thereon at a rate of ten percent (10%), together with all costs and expenses of the Company reasonably incurred in effecting such recovery, if any.

(c) If any action, suit, proceeding or investigation (each, a “Claim”) is commenced, as to which an Indemnified Person proposes to demand indemnification, it shall give prompt written notice thereof to the Company; provided, however, that no delay on the part of an Indemnified Person in notifying the Company shall relieve the Company from any liability hereunder, unless (and then solely to the extent) the Company is actually prejudiced or damaged in any manner by such delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Claim, including, without limitation, any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument directly relating thereto. If the Company shall acknowledge, in a writing delivered to the Indemnified Persons, that the Company is obligated to indemnify, defend and hold harmless the Indemnified Persons under the terms of their indemnification obligations hereunder in connection with a particular Claim, then the Company shall have the right to assume the defense of such Claim at its own expense and by its own counsel, which counsel shall be reasonably satisfactory to the Indemnified Persons; provided, however, that the Company shall not have the right to assume the defense of such Claim, notwithstanding the giving of such written acknowledgment, if (i) the Claim seeks only an injunction or other equitable relief; (ii) the Indemnified Persons shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Company, and, in the reasonable opinion of the Indemnified Persons, counsel for the Company could not adequately represent the interests of the Indemnified Persons because such interests could be in conflict with those of the Company; or (iii) such Claim involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of the Company. If the Company elects to assume the defense of any such Claim (under circumstances in which the proviso in the preceding sentence is not applicable), the Company shall consult with Indemnified Persons and the Indemnified Persons may participate in such defense, but in such case the expenses of Indemnified Persons shall not be considered Losses and shall be paid by Indemnified Persons. If the Company fails to defend a Claim, is otherwise restricted from so defending, or if, after commencing or undertaking any such defense, the Company withdraws from such defense, the Indemnified Persons shall have the right to undertake the defense or settlement thereof, at the Company’s expense. Notwithstanding anything to the contrary contained herein, the Company shall in no event be responsible for the fee or expenses of more than one (1) counsel for the Indemnified Persons with respect to any Claim. If Indemnified Persons assume the defense of any such Claim in accordance with the terms hereof and propose to settle such Claim prior to a final judgment thereon, then Indemnified Persons shall give the Company prompt written notice thereof, and the Indemnified Persons may not settle such Claim without the written consent of the Company, which consent shall not be unreasonably withheld or delayed.

(d) If for any reason the indemnity provided for in this Section 6 is unavailable to any Indemnified Person or is insufficient to hold each such Indemnified Person harmless from all such Losses arising with respect to the transactions contemplated by this Agreement, then the Company shall contribute to the amount paid or payable for such Losses in such proportion as is appropriate to reflect not only the relative benefits received by the Company, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Company and the Indemnified Person as well as any relevant equitable considerations. In addition, the Company agrees to reimburse any Indemnified Person upon demand for all reasonable expenses (including legal counsel fees) incurred by such Indemnified Person in connection with investigating, preparing or defending any such action or claim; provided, however, that such Indemnified Person is entitled to be indemnified by the Company with respect to such action or claim. The indemnity, contribution and expenses reimbursement obligations that the Company has under this Section 6 shall be in addition to any liability that the

Company may otherwise have. The Company also agrees that the indemnification and reimbursement commitments set forth in this Agreement shall apply whether or not the Indemnified Person is a formal party to any such actions or claims.

(e) The Company shall not be liable to indemnify any Indemnified Person for any settlement of any action or claim effected without the consent of the Company. The Company may not settle any action or claim brought against an Indemnified Person, unless such Indemnified Person is expressly released, on an unconditional basis, from any and all liability with respect to the subject matter of such settlement as part of such settlement.

Section 7. Confidential Information.

(a) The Consultant will not disclose or use at any time, either during the Term or thereafter, any Confidential Information of which the Consultant is or becomes aware, whether or not such information was developed by the Consultant.

(b) Notwithstanding the provisions of this Agreement to the contrary, the Consultant shall not be subject to the limitations set forth in Section 7(a) with respect to any of the following activities by the Consultant:

(i) the Consultant’s disclosure or use of Confidential Information, if such disclosure or use is directly related to and required by the Consultant’s performance in good faith of the Services that are contemplated to be performed by it under this Agreement during the Term pursuant to the terms and conditions of this Agreement;

(ii) the Consultant’s disclosure or use of Confidential Information, if such Confidential Information is now or hereafter becomes generally known or available to the public other than as a result of a breach of this Section 7 by such Consultant;

(iii) the Consultant’s disclosure or use of Confidential Information, if such Confidential Information is received after the date of this Agreement from a third party that is not under an obligation of confidentiality to the Company or its Subsidiaries;

(iv) the Consultant’s disclosure or use of Confidential Information, if the Company provides its express written consent to such disclosure or use prior to the occurrence thereof; or

(v) the Consultant’s disclosure of Confidential Information, if such Confidential Information is required to be disclosed by Law, Order, or similar compulsion or in connection with any action or claim, provided, that such disclosure shall be limited to the extent so required and, to the extent reasonably practicable and except to the extent prohibited by Law, the Consultant shall give the Company notice of its intent to so disclose such Confidential Information and shall reasonably cooperate with the Company in seeking suitable confidentiality protections.

Section 8. Certain Defined Terms.

When used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is under common control with, or controlled by, such specified Person. As used in this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Business Day” means a calendar day other than Saturday, Sunday or other day on which banking institutions in New York, New York are not required to be open.

“Confidential Information” means information that is not generally known or available to the public and that was used, developed or obtained by the Company or any of its Subsidiaries in connection with the business of the Company and its Subsidiaries and for use by the business of the Company and its Subsidiaries.

“Contingent Payment Agreement” means the Contingent Payment Agreement dated as of the date hereof, among Addus Holding Corporation, Addus Management Corporation, Addus Acquisition Corporation, the Company, W. Andrew Wright, III, as Sellers’ Representative and the Contingent Payment Recipients set forth therein (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms).

“Credit Agreement” means the Credit Agreement dated as of the date hereof, among Addus Holding Corporation, Addus Management Corporation, Addus Acquisition Corporation, the Company, Freeport Financial LLC, as Administrative Agent, the lenders listed on the signature pages thereof, and the other parties thereto (if any), as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time in accordance with its terms.

“Governmental Entity” means any foreign, Federal, state, municipal or other government, governmental department, commission, board, bureau, agency or instrumentality, or any court, tribunal or arbitrator.

“Law” means any foreign, Federal, state or local constitution, law, statute, treaty, rule, directive, regulation, requirement, ordinance and any similar provision having the force or effect of law or any Order.

“Losses” means each and all of the following items: any loss (including, without limitation, diminutions in value and losses of earnings), liabilities, demands, claims, actions, causes of action, costs, damages (actual, punitive or consequential), deficiencies, taxes (including any taxes imposed with respect to indemnity payments), charges, judgments, penalties, fines or expenses, whether or not arising out of any claims by or on behalf of the Company or any third party, including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing.

“Order” means any judgment, writ, decree, declaration, injunction, order, stipulation, compliance agreement or settlement agreement issued or imposed by, or entered into with, a Governmental Entity or arbitrator.

“Person” shall be construed as broadly as possible and shall include an individual, a corporation, a company, an association, a joint stock company, a partnership (including a limited liability partnership), a limited liability company, a joint venture, a trust or an unincorporated organization and a Governmental Entity.

“Subsidiary” means, with respect to any Person, any other Person of which more than fifty percent (50%) of the shares of stock or other interests entitled to vote in the election of the members of the board of directors of such other Person or comparable Persons performing similar functions at such other Person (excluding shares or other interests entitled to vote only upon the failure to pay dividends thereon or other contingencies) are at the time owned or controlled, directly or indirectly through one or more Subsidiaries, by such Person. Unless the context otherwise requires, the term “Subsidiary” means a Subsidiary of the Company.

Section 9. Successors and Assigns.

This Agreement and all of the provisions hereof shall apply to, be binding upon, and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns; provided, that no party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (except, in the case of the Consultant, to an Affiliate of the Consultant) without the consent of each other party hereto.

Section 10. Third Party Beneficiaries.

Except as set forth in the following sentence, nothing in this Agreement, express or implied, is intended to confer upon any person or entity (other than the parties hereto and their respective successors and assigns) any rights or remedies of any nature whatsoever under or by reason of this Agreement or any provision of this Agreement. It is the intention of the parties hereto that the provisions of Section 6 be relied upon by the Indemnified Persons and be enforced by each such Indemnified Person against the Company as if such Indemnified Person is a party hereto.

Section 11. Notices.

Any notices, demands, consents or other communications that are given or made hereunder shall be in writing and shall be given or made to any party hereto by physical delivery, U.S. mail (registered or certified mail, postage prepaid, return receipt requested) or overnight courier or by transmission by facsimile to such party at its address (or facsimile number) set forth immediately below its name on Annex I hereto, or such other address (or facsimile number) as shall have been specified by like notice by such party. Each such notice, demand, consent or other communication shall be effective upon receipt in the case of physical delivery or overnight courier, upon confirmation of receipt by or on behalf of the addressee in the case of transmission by facsimile if received prior to 5:00 p.m., New York City time, and, if received after 5:00 p.m., New York City time, on the next Business Day immediately after the date of such receipt, and five Business Days after deposit in the mail in the case of mailing.

Section 12. Entire Agreement.

This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous arrangements or understandings with respect hereto.

Section 13. Amendments, Modifications and Waivers.

The terms and provisions of this Agreement may not be modified or amended, nor any of the provisions hereof waived, temporarily or permanently, except pursuant to a written instrument executed by each of the parties hereto. No waiver by any party shall operate or be construed as a waiver of any subsequent breach by any other party.

Section 14. Severability.

It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 15. Interpretation.

The term “this Agreement” means this Management Consulting Agreement, together with all schedules and exhibits hereto (if any), as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified in accordance with the terms hereof. The use in this Agreement of the term “including” means “including, without limitation.” All references to sections and schedules mean the sections of this Agreement and the schedules attached to this Agreement, except where otherwise stated. The title of and the section headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement.

Section 16. Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule thereof.

Section 17. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 18. Arbitration.

Any controversy or claim arising out of or relating to this Agreement (including, without limitation, as to arbitrability and any disputes with respect to Consultant’s engagement by the Company or the termination of such engagement), or the breach thereof, shall be settled by arbitration administered by a Person mutually selected by Company and the Consultant (the “Arbitrator”). If Company and Consultant are unable to agree upon the Arbitrator within fifteen (15) days, they shall each select an arbitrator within fifteen (15) days, and the arbitrators selected by Company and Consultant shall appoint a third arbitrator to act as the Arbitrator within fifteen (15) days (at which point the Arbitrator alone shall judge the controversy or claim). The arbitration hearing shall commence within ninety (90) calendar days after the Arbitrator is selected, unless Company and Consultant mutually agree to extend this time period. The arbitration shall take place in Chicago, Illinois. The Arbitrator will have full power to give directions and make such orders as the Arbitrator deems just. Nonetheless, the Arbitrator explicitly shall not have the authority, power, or right to alter, change, amend, modify, add, or subtract from any provision of this Agreement except pursuant to Section 14. The Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based within thirty (30) days after the conclusion of the arbitration hearing. The agreement to arbitrate will be specifically enforceable. The award rendered by the Arbitrator shall be final and binding (absent fraud or manifest error), and any arbitration award may be enforced by judgment entered in any court of competent jurisdiction. The prevailing party shall be reimbursed by the other party to the action for reasonable attorneys’ fees and expenses relating to such action.

Section 19. Counterparts.

This Agreement may be executed in more than one counterpart, each of which shall be deemed an original but all of which shall constitute one and the same instrument as if the parties executed one counterpart as of the day and year first above written.

*    *    *    *    *    *

IN WITNESS WHEREOF. the parties hereto have caused this Management Consulting Agreement to be executed as of the date first above written.

ADDUS HEALTHCARE, INC.

By:	/s/ W. Andrew Wright III
Name:	W. Andrew Wright III
Title:	President

EOS MANAGEMENT, INC.

By:	/s/ Brian D. Young
Name:	Brian D. Young
Title:

Signature Page to

Management Consulting Agreement

Annex I

Notices

The Company:

Addus HealthCare, Inc.

2401 S. Plum Grove Road

Palatine, Illinois 60067

Attention: W. Andrew Wright, III

Telephone: (847) 303-5300

Facsimile: (847) 303-1508

With a copy (which shall not constitute notice) to:

King & Spalding LLP

1185 Avenue of the Americas

New York, New York 10036

Attention: Dominick P. DeChiara, Esq.

Telephone: (212) 827-4098

Facsimile: (212) 556-2222

Eos Management, Inc.

Eos Management, Inc.

320 Park Avenue

New York, NY 10022

Attention: Mark. L. First

Telephone: (212) 832-5800

Facsimile: (212) 832-5815

With a copy (which shall not constitute notice) to:

King & Spalding LLP

1185 Avenue of the Americas

New York, New York 10036

Attention: Dominick P. DeChiara, Esq.

Telephone: (212) 827-4098

Facsimile: (212) 556-2222